ADMA Biologics, Inc. Announces Pricing of Initial Public Offering

Ramsey, N.J., October 17, 2013 – ADMA Biologics, Inc. (OTCQB: ADMA), a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases, today announced the pricing of its initial public offering of 3,352,941 shares of its common stock at a public offering price of $8.50 per share.  All of the shares of common stock are being offered by ADMA Biologics.  In addition, ADMA Biologics has granted the underwriters a 30-day option to purchase up to an additional 502,941 shares of common stock at the same price to cover over-allotments, if any. The company's shares are expected to begin trading on The OTCQB Marketplace on October 17, 2013 under the ticker symbol “ADMA.”

The offering is expected to close on October 22, 2013, subject to customary closing conditions.

Oppenheimer & Co. is acting as sole book-running manager for the offering. Ladenburg Thalmann & Co. Inc., Maxim Group LLC and Laidlaw & Company (UK) Ltd. are acting as co-managers.

A registration statement relating to the securities being sold in this offering was declared effective by the Securities and Exchange Commission on October 16, 2013. When available, copies of the final prospectus may be obtained from Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ADMA Biologics, Inc.

ADMA is a late-stage biopharmaceutical company that develops, manufactures, and intends to market specialty plasma-based biologics for the treatment and prevention of certain infectious diseases. ADMA’s mission is to develop and commercialize plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases. The target patient populations include immune-compromised individuals who suffer from an underlying immune deficiency disease or who may be immune-compromised for medical reasons. ADMA also operates ADMA BioCenters, an FDA-licensed and GHA-certified source plasma collection facility located in Norcross, Georgia, which provides ADMA with a portion of its blood plasma for the manufacture of RI-002.

Contact:
Brian Lenz
Chief Financial Officer
201-478-5552
info@admabio.com